Exhibit 3.4

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

Date Filed: 8/7/2006 2:30:47pm In the office of Dean Heller Secretary of State

1. Name of Corporation:

Maverick Oil and Gas, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOUR has been amended in its entirety to read as follows:

“ARTICLE FOUR. (CAPITAL STOCK) The corporation shall have authority to issue an aggregate of TWO HUNDRED SEVENTY MILLION (270,000,000) shares of stock, par value ($.001) per share, divided into two (2) classes of stock as follows:

(A) NON-ASSESSABLE COMMON STOCK: TWO HUNDRED SIXTY MILLION (260,000,000) shares of Common Stock, par value $.001 per share; and

(B) PREFERRED STOCK: TEN MILLION (10,000,000) shares of Preferred Stock, par value $.001 per share.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes, or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any stockholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is :51.9% in favor.

4. Effective date of filing (optional):

5. Officer Signature: /s/ John Ruddy: